Exhibit 10.1

First Amendment to OSG Ship Management, Inc. Retiree Health and Welfare Plan

This First Amendment (the “Amendment”) hereby amends, effective as of December 31, 2024, the International Seaways, Inc. Retiree Health and Welfare Plan (the “Plan”) to include the following provision under Article 6. Capitalized terms used herein and not defined herein have the meanings set forth in the Plan.

6.3           Plan Termination and Liquidation. Notwithstanding anything to the contrary in the Plan, the Plan shall terminate as of December 31, 2024 (the “Termination Effective Date”), and no further amounts shall be deferred under the Plan after such date. Each Participant’s accrued and unpaid benefits (determined on a present value basis through age 65) shall be paid to such Participant in a single lump sum payment as soon as administratively practicable following the one-year anniversary of the Termination Effective Date, but in no case later than twenty-four (24) months after the Termination Effective Date, provided that benefits payable under the Plan prior to the liquidation date if no action had been taken to terminate the Plan shall be paid in accordance with their original schedule. This paragraph shall be construed and interpreted in a manner to comply with the requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(C).